As filed with the Securities and Exchange Commission on November 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BLUE LASER FUSION, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-1593753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6950 Hollister Avenue, Goleta, CA	93117
(Address of principal executive offices)	(Zip code)

BLUE LASER FUSION, INC. 2026 STOCK INCENTIVE PLAN

(Full title of the plan)

Dr. Shuji Nakamura

President and Chief Executive Officer

Blue Laser Fusion, Inc.

6950 Hollister Avenue

Goleta, CA 93117

(Name and address of agent for service)

(650) 906-0323

(Telephone number, including area code, of agent for service)

Copies to:

Davina K. Kaile, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2400 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Blue Laser Fusion, Inc. (the “Registrant”) in order to register 3,284,640 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) reserved for issuance under the Blue Laser Fusion, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), consisting of (i) 2,129,008 shares available for future awards and (ii) 1,155,632 shares underlying options outstanding under the 2026 Plan. This Registration Statement is being filed in order to register shares of the Common Stock which may be offered or sold to participants under the 2026 Plan. References in this Registration Statement to “we,” “us,” “our,” “Registrant” and the “Company,” or similar references, refer to Blue Laser Fusion, Inc., a Delaware corporation, unless otherwise stated or the context otherwise requires.

On September 4, 2026, a wholly owned subsidiary of Unite Acquisition 2 Corp., a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), merged with and into Blue Laser Fusion Inc., a privately held Delaware corporation (prior to the merger, “Private Blue Laser Fusion”). As a result of the Merger, Private Blue Laser Fusion is continuing its business operations as a wholly owned subsidiary of the Registrant. In connection with the Merger, the Registrant filed a Form 8-K containing the information required by Form 10 under the Exchange Act, including the audited consolidated financial statements of Private Blue Laser Fusion as of and for the years ended December 31, 2025 and 2024, and the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2026 (collectively, the “Form 10 Information”). On November 3, 2026, the Registrant filed its quarterly report on Form 10-Q for the quarter ended September 30, 2026. In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the historical financial statements of the Registrant as of period ends, and for periods ended, prior to the Merger were replaced with the historical financial statements of Private Blue Laser Fusion. On November 9, 2026, the Registrant filed a Current Report on Form 8-K which included the recast of the Registrant’s consolidated financial statements as of and for the years ended December 31, 2025 and 2024, to retrospectively reflect the effects of the reverse recapitalization that occurred in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Act”) and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) of the Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 13, 2026 (File No. 000-56581);

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on May 13, 2026 and August 3, 2026, respectively (File No.  000-56581);

(c) the Registrant’s Current Report on Form 8-K (containing the Form 10 Information) filed with the Commission on September 9, 2026 (File No. 000-56581);

(d) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 filed with the Commission on November 3, 2026 (File No. 000-56581);

(e) the Registrant’s Current Report on Form 8-K filed with the Commission on November 9, 2026 (File No. 000-56581); and

(f) the description of the Registrant’s shares of Common Stock contained in the Registration Statement on Form 10 filed with the Commission on August 10, 2023 (File No.  000-56581), as updated and superseded by the description of capital stock contained in the Registrant’s Current Report on Form 8-K filed with the Commission on September 9, 2026, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding (unless specifically stated to the contrary) any portions thereof furnished by the Registrant, including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, subject to certain exceptions specified in the DGCL. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Section 145 of the DGCL provides, in general, that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Blue Laser Fusion, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-56581), filed on September 9, 2026).

4.2	Amended and Restated Bylaws of Blue Laser Fusion, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-56581), filed on September 9, 2026).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1*	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.3*	Consent of KNAV CPA LLP, independent registered public accounting firm.

99.1	Blue Laser Fusion, Inc. 2026 Stock Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 000-56581), filed on September 9, 2026).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Goleta, State of California, on November 9, 2026.

Blue Laser Fusion, Inc.

By:	/s/ Shuji Nakamura
Shuji Nakamura, PhD.
Chief Executive Officer, President and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Richard Ogawa and Vanessa Ann Truong, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Shuji Nakamura	Chief Executive Officer, President and Director	November 9, 2026
Shuji Nakamura, PhD	(Principal Executive Officer)

/s/ Vanessa Ann Truong	Chief Accounting Officer and Treasurer	November 9, 2026
Vanessa (Ann) Truong	(Principal Financial and Accounting Officer)

/s/ Mathew August	Director	November 9, 2026
Mathew August

/s/ Richard Ogawa	Director	November 9, 2026
Richard Ogawa

/s/ Paul Rudy	Director	November 9, 2026
Paul Rudy, PhD

/s/ Jeffrey B. Shealy	Director	November 9, 2026
Jeffrey B. Shealy, MBA, PhD